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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          AFTERMARKET TECHNOLOGY CORP.



         Joseph Salamunovich hereby certifies as follows:

         FIRST:   Joseph  Salamunovich  is Vice  President of  Aftermarket
Technology Corp., a Delaware corporation (the "Corporation").

         SECOND: Section 1 of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                  SECTION 1. AUTHORIZED SHARES. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares that the Corporation shall have authority to issue is Thirty-Two Million (32,000,000); the total number of shares of Preferred Stock shall be Two Million (2,000,000) and each such share shall have a par value of one cent ($.01); and the total number of shares of Common Stock shall be Thirty Million (30,000,000) and each such share shall have a par value of one cent ($.01).

         THIRD:   The foregoing amendment of the Restated  Certificate of
Incorporation of the Corporation has been duly approved in accordance with
Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Joseph Salamunovich, its Vice President, as of August 6, 1998.


                                                         /s/Joseph Salamunovich
                                                         -----------------------
                                                           Joseph Salamunovich
                                                             Vice President